Supplemental Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Branch, China CITIC Bank Co., Ltd (“the Creditor”) dated May 21, 2009

Whereas, the Company and the Creditor have entered into a loan agreement (contract number: 2009Shenyinsun daizi003) (hereinafter called “Loan Agreement”). Hereby, the parties agree to enter into the following supplemental agreements for amending part of the clauses of the Loan Agreement:

➢	Contract number: 2009Shenyinsun Daibuzi001;

➢	Changing the interest rate of the loan under the Loan Agreement from 5.31% to 4.779%.

➢	No amendment to the other clauses of the Loan Agreement.

➢	In case of any difference between the Loan Agreement and this Supplemental Agreement, the Supplemental Agreement shall prevail.

➢	This Supplemental Agreement becomes effective since it is signed and stamped.

➢	This Supplemental Agreement has two originals. Each of the Company and the Creditor has one original, which has the same effect.